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Exhibit (a)(1)(E)

        Offer to Purchase
All Outstanding Shares of Common Stock
of
CORIUM INTERNATIONAL, INC.
at
$12.50 PER SHARE, PLUS ONE NON-TRANSFERABLE CONTINGENT VALUE RIGHT FOR EACH SHARE, WHICH REPRESENTS THE CONTRACTUAL RIGHT TO RECEIVE $0.50 PER SHARE FOLLOWING APPROVAL BY THE FDA OF THE NEW DRUG APPLICATION FOR CORPLEX DONEPEZIL ON OR PRIOR TO MARCH 31, 2020, AS DESCRIBED IN AND UNDER THE CONDITIONS SET FORTH IN THE CONTINGENT VALUE RIGHTS AGREEMENT

Pursuant to the Offer to Purchase dated October 26, 2018
by
GURNET MERGER SUB, INC.
a wholly-owned subsidiary
of
GURNET HOLDING COMPANY

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE PAST 11:59 P.M., NEW YORK CITY TIME, ON NOVEMBER 26, 2018, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

October 26, 2018

To Our Clients:

        Enclosed for your consideration are the Offer to Purchase, dated October 26, 2018 (the "Offer to Purchase"), the related Letter of Transmittal and the Notice of Guaranteed Delivery in connection with the offer by Gurnet Merger Sub, Inc., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Gurnet Holding Company, a Delaware corporation ("Parent"), to purchase all of the outstanding shares of common stock, par value $0.001 per share (the "Shares") of Corium International, Inc., a Delaware corporation (the "Company"), at a purchase price of $12.50 per Share in cash, net of applicable withholding taxes and without interest, plus one non-transferable contingent value right for each Share, which represents the contractual right to receive $0.50 per Share in cash, net of applicable withholding taxes and without interest following approval by the FDA of the New Drug Application for Corplex Donepezil on or prior to March 31, 2020, as described in and under the conditions set forth in the Contingent Value Rights Agreement (as defined in the Offer to Purchase) upon the terms and subject to the conditions set forth in the Offer to Purchase, the related Letter of Transmittal and the Notice of Guaranteed Delivery (which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the "Offer").

        Also enclosed is the Company's Solicitation/Recommendation Statement on Schedule 14D-9.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT YOU ACCEPT THE OFFER AND TENDER ALL OF YOUR SHARES PURSUANT TO THE OFFER.

        We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

        We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

        Please note carefully the following:

          1.     The offer price for the Offer is $12.50 per Share in cash, which will be paid in cash without interest and net of any required tax withholding, plus one non-transferable contingent value right for each Share, which represents the contractual right to receive $0.50 per Share, which will be paid in cash without interest and net of any required tax withholdings, upon approval by the FDA of the New Drug Application for Corplex Donepezil on or prior to March 31, 2020, as described in and under the conditions set forth in the Contingent Value Rights Agreement.

          2.     The Offer is being made for any or all outstanding Shares.

          3.     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 11, 2018 (as it may be amended from time to time, the "Merger Agreement"), by and among the Company, Parent, and Purchaser. The Merger Agreement provides, among other things, that as soon as practicable following (and on the same day as) the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will merge with and into the Company pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the "DGCL"), without a vote of the Company's stockholders upon the terms and subject to the conditions set forth in the Merger Agreement, with the Company continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent (the "Merger").

          4.     Concurrently with entering into the Merger Agreement, Parent and Purchaser entered into a Tender and Support Agreement (the "Support Agreement") with Essex Woodlands Health Ventures Fund VII, L.P. (the "Supporting Stockholder"), which provides that such Supporting Stockholder will tender into the Offer, and, subject to certain exceptions, not withdraw, all outstanding Shares such Supporting Stockholder owns of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act). The Support Agreement also provides that the Supporting Stockholder will vote its Shares against certain alternative corporate transactions. As of October 22, 2018, the Supporting Stockholder beneficially owned, in the aggregate, 9,353,304 Shares (or approximately 25.6% of all Shares outstanding as of October 22, 2018).

          5.     The Board of Directors of the Company has unanimously: (i) declared that the Offer, the Merger and the other Transactions (as defined in the Offer to Purchase) are advisable, fair to and in the best interests of the Company and its stockholders; (ii) adopted and approved the Merger Agreement and approved the Company entering into the Merger Agreement and consummation of the Transactions on the terms and subject to the conditions set forth in the Merger Agreement, including that the Merger shall be governed by Section 251(h) of the DGCL and the Merger shall be consummated as soon as practicable following the Offer Acceptance Time (as defined in the Offer to Purchase); (iii) determined to recommend that the Company's stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer; and (iv) resolved to take all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in Section 203 of the DGCL and any other applicable law with respect to a "moratorium," "control share acquisition," "business combination," "fair price" or other forms of anti-takeover laws or regulations that may purport to be applicable will not apply with respect to or as a result of the Merger, the Merger Agreement, the CVR Agreement, the Support Agreement and the other Transactions.

          6.     The Offer and withdrawal rights will expire at one minute past 11:59 P.M., New York City time, on November 26, 2018, unless the Offer is extended or earlier terminated in accordance with its terms or the terms of the Merger Agreement.

          7.     The Offer is not subject to a financing condition. The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not withdrawn) pursuant to the Offer is subject to the conditions set forth in Section 15 of the Offer to Purchase (collectively, the "Offer

  Conditions"). Among the Offer Conditions are: (i) the Minimum Tender Condition (as defined in the Offer to Purchase); (ii) the Antitrust Condition (as defined in the Offer to Purchase); (iii) the accuracy of the Company's representations and warranties set forth in the Merger Agreement, and the performance of the Company's covenants set forth in the Merger Agreement, in each case, to specified standards of materiality; and (iv) no Company Material Adverse Effect (as defined in the Offer to Purchase) having occurred.

        If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

        Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

        The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

 INSTRUCTION FORM
With Respect to the Offer to Purchase
All Outstanding Shares of Common Stock
of
CORIUM INTERNATIONAL, INC.
at
$12.50 PER SHARE, PLUS ONE NON-TRANSFERABLE CONTINGENT VALUE RIGHT FOR EACH SHARE, WHICH REPRESENTS THE CONTRACTUAL RIGHT TO RECEIVE $0.50 PER SHARE FOLLOWING APPROVAL BY THE FDA OF THE NEW DRUG APPLICATION FOR CORPLEX DONEPEZIL ON OR PRIOR TO MARCH 31, 2020, AS DESCRIBED IN AND UNDER THE CONDITIONS SET FORTH IN THE CONTINGENT VALUE RIGHTS AGREEMENT

Pursuant to the Offer to Purchase dated October 26, 2018
by
GURNET MERGER SUB,  INC.
a wholly-owned subsidiary
of
GURNET HOLDING COMPANY

        The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated October 26, 2018, and the related Letter of Transmittal and the Notice of Guaranteed Delivery, in connection with the offer by Gurnet Merger Sub, Inc., a Delaware corporation ("Purchaser") and a wholly-owned subsidiary of Gurnet Holding Company, a Delaware corporation ("Parent"), to purchase all of the outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Corium International, Inc., a Delaware corporation (the "Company"), at a purchase price of $12.50 per Share in cash, net of applicable withholding taxes and without interest, plus one non-transferable contingent value right for each Share, which represents the contractual right to receive $0.50 per Share in cash, net of applicable withholding taxes and without interest, following approval by the FDA of the New Drug Application for Corplex Donepezil on or prior to March 31, 2020, as described in and under the conditions set forth in the Contingent Value Rights Agreement (as defined in the Offer to Purchase) upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 26, 2018 (the "Offer to Purchase"), the related Letter of Transmittal and the Notice of Guaranteed Delivery (which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the "Offer").

        The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

        The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then using registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Number of Shares to be Tendered:	SIGN HERE

Shares*	Signature(s)

Account No.
Dated , 2018
Area Code and Phone Number

Tax Identification Number or Social Security Number	Please Print name(s) and address(es) here

*
Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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  Exhibit (a)(1)(E)
INSTRUCTION FORM With Respect to the Offer to Purchase All Outstanding Shares of Common Stock of CORIUM INTERNATIONAL, INC. at $12.50 PER SHARE, PLUS ONE NON-TRANSFERABLE CONTINGENT VALUE RIGHT FOR EACH SHARE, WHICH REPRESENTS THE CONTRACTUAL RIGHT TO RECEIVE $0.50 PER SHARE FOLLOWING APPROVAL BY THE FDA OF THE NEW DRUG APPLICATION FOR CORPLEX DONEPEZIL ON OR PRIOR TO MARCH 31, 2020, AS DESCRIBED IN AND UNDER THE CONDITIONS SET FORTH IN THE CONTINGENT VALUE RIGHTS AGREEMENT Pursuant to the Offer to Purchase dated October 26, 2018 by GURNET MERGER SUB, INC. a wholly-owned subsidiary of GURNET HOLDING COMPANY